Exhibit 10.60

EMPLOYMENT AGREEMENT

THIS AGREEMENT (this “Agreement”), made in New York, New York as of February 10, 2011, between Passport Brands, Inc., a Delaware corporation (formerly I.C. Isaacs & Company, Inc.) (the “Company”), and Robert S. Stec (“Executive”).

WHEREAS, Executive is the President and Chief Executive Officer of the Company and is employed by the Company under the terms of that certain employment agreement, dated as of November 17, 2007 (the “2007 Employment Agreement”);

WHEREAS, pursuant to that certain notice of extension dated as of May 8, 2008, the term of the Executive’s employment was extended until December 31, 2011;

WHEREAS, Executive and the Company desire to extend the term of the Executive’s employment for an additional twelve month period, and to make certain other changes to the terms of Executive’s employment effective as of January 1, 2011; and

WHEREAS, Executive and the Company agree that upon the execution of this Agreement the 2007 Employment Agreement shall terminate and the Executive shall continue his employment with the Company on the terms and conditions hereinafter set forth;

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows:

1.           Term.

Unless earlier terminated in accordance with Section 4 hereof, the term of this Agreement shall commence effective as of January 1, 2011 and shall end on December 31, 2013 (the “Term”).  The Term may be extended by the Company for an additional two-year period by providing Executive written notice of its election to extend the Term on or before June 30, 2013.

2.           Employment.

(a)           Employment by the Company; Director.  Executive agrees to be employed by the Company during the Term upon the terms and subject to the conditions set forth in this Agreement.  Executive shall serve as the President and Chief Executive Officer of the Company and shall report to the Board of Directors of the Company (the “Board of Directors”).  Executive is currently a member of the Company’s Board of Directors and agrees to continue serving in such capacity.

(b)           Performance of Duties.  Throughout the Term, Executive shall faithfully and diligently perform Executive’s duties in conformity with the directions of the Board of Directors and serve the Company to the best of Executive’s ability.  Executive shall devote substantially all of his business time and best efforts to the business and affairs of the Company.  In his capacity as the President and Chief Executive Officer of the Company, Executive shall have such duties and responsibilities as are customary for Executive’s positions and any other duties or responsibilities that he may be assigned by the Board of Directors.

(c)           Place of Performance.  Executive shall be principally based at the Company’s offices in New York, New York.  Executive recognizes that his duties may require, at the Company’s expense, travel to domestic and international locations.

3.           Compensation and Benefits.

(a)           Base Salary.  The Company agrees to pay to Executive a base salary (“Base Salary”) at the annual rate of $410,000 through December 31, 2013.  Payments of the Base Salary shall be payable in accordance with the Company’s standard payroll practices.

(b)           Performance Bonus.

(i)           Executive shall be eligible to receive an annual performance bonus for the first year of the Term equal to: (A) 60% of Base Salary for meeting the budgeted financial targets for the year ended December 31, 2011, (B) 75% of Base Salary for meeting 120% of the budgeted financial targets for the year ended December 31, 2011, and (C) 85% of Base Salary for meeting 150% of  the budgeted financial targets for the year ended December 31, 2011.

(ii)           Executive shall be eligible to receive an annual performance bonus for the second year of the Term equal to: (A) 60% of Base Salary for meeting the budgeted financial targets for the year ended December 31, 2012, (B) 75% of Base Salary for meeting 120% of the budgeted financial targets for the year ended December 31, 2012, and (C) 85% of Base Salary for meeting 150% of  the budgeted financial targets for the year ended December 31, 2012.

(iii)            Executive shall be eligible to receive an annual performance bonus for the third year of the Term equal to: (A) 60% of Base Salary for meeting the budgeted financial targets for the year ended December 31, 2013, (B) 75% of Base Salary for meeting 120% of the budgeted financial targets for the year ended December 31, 2013, and (C) 85% of Base Salary for meeting 150% of  the budgeted financial targets for the year ended December 31, 2013.

The annual performance bonus for a year, if any, shall be paid to the Executive during the first 90 days of the year following the year to which the bonus relates.  For the purposes of this Section 3(b) the term “budgeted financial targets” shall mean the EBITDA targets included in the Company’s annual budget as approved by the Board of Directors of the Company prior to the commencement of the applicable fiscal year.

(c)           Option Grant.  The Company shall grant to Executive options exercisable for three hundred thousand (300,000) shares of common stock of the Company, in accordance with and subject to the provisions of the I.C. Isaacs & Company, Inc. 2010 Stock Incentive Plan, as it may be amended from time to time, and an Option Grant Agreement in substantially the form attached hereto as Exhibit A.

(d)           Benefits and Perquisites.  Executive shall be entitled to participate in any benefit plans and programs, or to receive any benefits and perquisites, generally provided by the Company to senior executives of the Company, including without limitation family medical insurance (subject to applicable employee contributions).  Executive shall be entitled to receive twenty (20) days of annual paid vacation.

(e)           Business Expenses.  The Company agrees to reimburse Executive, in accordance with its standard senior executive policies from time to time in effect, for all reasonable and necessary travel, business entertainment and other business expenses incurred by Executive in connection with the performance of his duties under this Agreement.  Such reimbursements shall be made by the Company on a timely basis upon submission by Executive of reasonable documentation supporting such expenses.

(f)           Payment.  Payment of all compensation and benefits to Executive specified in this Section 3 and in Section 5 of this Agreement (i) shall be made in accordance with the relevant Company policies in effect from time to time to the extent the same are consistently applied, and (ii) shall be subject to all legally required and customary withholdings.

(g)           Cessation of Employment.  Subject to and as provided in Section 5, in the event Executive shall cease to be employed by the Company for any reason, then Executive’s compensation and benefits, if any, shall cease on the date of such event, except as otherwise specifically provided herein or as required by law.

4.           Termination of Employment.  Executive’s employment hereunder may be terminated prior to the end of the Term under the following circumstances.

(a)           Death.  Executive’s employment hereunder shall terminate upon Executive’s death.

(b)           Executive Becoming Totally Disabled.  The Company may terminate Executive’s employment hereunder at any time after Executive becomes “Totally Disabled.”  For purposes of this Agreement, Executive shall be “Totally Disabled” in the event Executive is unable to perform the duties and responsibilities contemplated under this Agreement for a period of 90 consecutive days or 120 days in any 365 day period due to physical or mental incapacity or impairment.  During any period that Executive fails to perform Executive’s duties hereunder as a result of incapacity due to physical or mental illness (the “Disability Period”), Executive shall continue to receive the compensation and benefits provided by Section 3 of this Agreement until Executive’s employment hereunder is terminated; provided, however, that the amount of base compensation and benefits received by Executive during the Disability Period shall be reduced by the aggregate amounts, if any, payable to Executive under any disability benefit plan or program provided to Executive by the Company; and provided further that in no event shall such payments be made for a period in excess of 29 months.

(c)           Termination by the Company for Cause.  The Company may terminate Executive’s employment hereunder for Cause at any time after providing written notice to Executive.  For purposes of this Agreement, the term “Cause” shall mean any of the following:  (i) the neglect or failure or refusal of Executive to perform any material duty of Executive hereunder (other than as a result of total or partial incapacity due to physical or mental illness), which neglect or refusal has, in the good faith determination of the Board, a negative impact on the Company; (ii) the engaging by Executive in gross negligence or misconduct which is injurious to the Company or any of its affiliates, monetarily or otherwise; (iii) perpetration of an intentional and knowing fraud against or affecting the Company or any of its affiliates or any customer, client, agent, or employee thereof; (iv) any willful or intentional act that could reasonably be expected to injure the reputation, business, or business relationships of the Company or any of its affiliates or Executive’s reputation or business relationships; (v) Executive’s material failure to comply with, and/or a material violation by Executive of, the internal policies of the Company or any of its affiliates and/or procedures or any laws or regulations applicable to Executive’s conduct as an employee of the Company; (vi) Executive’s conviction (including conviction on a nolo contendere plea) of a felony or any crime involving fraud, dishonesty or moral turpitude; (vii) the breach of a covenant set forth in Section 6; or (viii) any other material breach by Executive of this Agreement; provided, however, that, if susceptible of cure, a termination by the Company under Sections 4(c)(i), 4(c)(v) or 4(c)(viii) shall be effective only if, within 14 days following delivery of a written notice by the Company to Executive that the Company is terminating his employment for Cause, Executive has failed to cure the circumstances giving rise to Cause.

(d)           Termination by the Company Without Cause.  The Company may terminate Executive’s employment hereunder at any time for any reason or no reason by giving Executive sixty (60) days prior written notice of the termination.  Following any such notice, the Company may reduce or remove any and all of Executive’s duties, positions and titles with the Company.

(e)           Termination by Executive for Good Reason.  Executive may terminate his employment hereunder for Good Reason at any time after providing written notice to the Company.  For purposes of this Agreement, the term “Good Reason” shall mean any of the following:  (i) the Company fails to pay the compensation described in Sections 3(a), 3(b) and 3(c) (in accordance with, and subject to, such provisions); (ii) Executive no longer holds the offices of President and Chief Executive Officer or an office of equivalent stature, or his functions and/or duties are materially diminished by the Board of Directors; or (iii) Executive’s job site is relocated to a location outside of New York, New York, unless the parties mutually agree to such relocation; provided, however, that a termination by Executive for Good Reason shall be effective only if, within 14 days following delivery of a written notice by Executive to the Company that Executive is terminating his employment for Good Reason, the Company has failed to cure the circumstances giving rise to Good Reason.

(f)           Termination by Executive Without Good Reason.  Executive may terminate his employment hereunder at any time for any reason or no reason by giving the Company sixty (60) days prior written notice of the termination.  Following any such notice, the Company may reduce or remove any and all of Executive’s duties, positions and titles with the Company, and any such reduction or removal shall not constitute Good Reason.

5.           Compensation Following Termination Prior to the End of the Term.  In the event that Executive’s employment hereunder is terminated prior to the end of the Term for any reason, Executive shall be entitled only to the following compensation and benefits upon such termination:

(a)           General.  On any termination of Executive’s employment, he shall be entitled to:

(i)
any accrued but unpaid Base Salary for services rendered through the date of termination; provided, however, that in the event Executive’s employment is terminated pursuant to Section 4(b), the amount of Base Salary received by Executive during the Disability Period shall be reduced by the aggregate amounts, if any, payable to Executive under any disability benefit plan or program provided to Executive by the Company;

(ii)	any vacation accrued to the date of termination; and

(iii)	any accrued but unpaid expenses through the date of termination required to be reimbursed in accordance with Sections 3(f) of this Agreement.

(b)           Termination by the Company Without Cause; Termination by Executive for Good Reason.  In the event that Executive’s employment is terminated prior to the expiration of the Term by the Company without Cause pursuant to Section 4(d) or by Executive for Good Reason pursuant to Section 4(e), Executive shall be entitled only to the following:

(i)	those items identified in Section 5(a);

(ii)
a pro rata annual performance bonus pursuant to Section 3(b) hereof for the year in which Executive’s employment is terminated, determined by multiplying the amount Executive would have received had employment continued through the end of the year by a fraction, the numerator of which is the number of days during the year of termination that Executive is employed by the Company and the denominator of which is 365, and payable at the time the annual performance bonus would have been paid if Executive’s employment had not terminated; and

(iii)
the continued payment of the Base Salary (as determined pursuant to Section 3(a)) for 18 months (such sums to be paid at the times and in the amounts such Base Salary would have been paid had Executive’s employment not terminated).

(c)           Termination by Company Without Cause After a Change in Control; Termination by Executive for Good Reason After a Change in Control.  In the event that Executive’s employment is terminated by the Company without Cause pursuant to Section 4(d) or by Executive for Good Reason pursuant to Section 4(e), in either case, within 12 months after a Change in Control but prior to the end of the Term, Executive shall be entitled to only the following:

(i)	those items identified in Section 5(a);

(ii)
an amount equal to Executive’s Target Bonus pursuant to Section 3(b) hereof for the year in which Executive’s employment is terminated, payable at the time the annual performance bonus would have been paid if Executive’s employment had not terminated;

(iii)
the continued payment of the Base Salary (as determined pursuant to Section 3(a)) for 18 months (such sums to be paid at the times and in the amounts such Base Salary would have been paid had Executive’s employment not terminated); and

(iv)
continued eligibility for benefits provided under Section 3 hereof for 18 months, provided that Executive’s eligibility for such benefits shall terminate to the extent that, Executive becomes eligible for such benefits from a subsequent employer.

“Change of Control” shall mean (i) the sale of all or substantially all of the assets of the Company, (ii) the sale of more than 50% of the outstanding capital stock of the Company in a non-public sale, (iii) the dissolution or liquidation of the Company, or (iv) any merger, share exchange, consolidation or other reorganization or business combination of the Company if immediately after such transaction either (A) persons who were members of the Board of Directors of the Company immediately prior to such transaction do not constitute at least a majority of the Board of Directors of the surviving entity, or (B) persons who hold a majority of the voting capital stock of the surviving entity are not persons who held voting capital stock of the Company immediately prior to such transaction.

(d)           No Further Liability; Release.  Payment made and performance by the Company in accordance with this Section 5 shall operate to fully discharge and release the Company and its directors, officers, employees, affiliates, stockholders, successors, assigns, agents and representatives from any further obligation or liability with respect to Executive’s employment and termination of employment.  Other than providing the compensation and benefits provided for in accordance with this Section 5, the Company and its directors, officers, employees, affiliates, stockholders, successors, assigns, agents and representatives shall have no further obligation or liability to Executive or any other person under this Agreement.  The payment of any amounts pursuant to this Section 5 (other than payments required by law) is expressly conditioned upon the delivery by Executive to the Company of a release in form and substance reasonably satisfactory to the Company of any and all claims Executive may have against the Company and its directors, officers, employees, affiliates, successors, assigns, agents and representatives.

(d)             Offset; No Obligation to Mitigate.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right, or action that the Company may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

6.           Exclusive Employment; Noncompetition; Nonsolicitation; Nondisclosure of Proprietary Information; Surrender of Records; Developments.

6.1           No Conflict; No Other Employment.  During the period of Executive’s employment with the Company, Executive shall not:  (i) engage in any activity which conflicts or interferes with or derogates from the performance of Executive’s duties hereunder nor shall Executive engage in any other business activity, whether or not such business activity is pursued for gain or profit and including service as a director of any other company, except as approved in advance in writing by the Company; provided, however, that Executive shall be entitled to manage his personal investments and otherwise attend to personal affairs, including charitable, social and political activities, in a manner that does not unreasonably interfere with his responsibilities hereunder, or (ii) accept or engage in any other employment, whether as an employee or consultant or in any other capacity, and whether or not compensated therefor.

6.2           Noncompetition; Nonsolicitation.

(a)           Executive acknowledges and recognizes the highly competitive nature of the Company’s business and that access to the Company’s confidential records and proprietary information renders him special and unique within the Company’s industry.  In consideration of the payment by the Company to Executive of amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, pursuant to Sections 3 and 5 hereof) and other obligations undertaken by the Company hereunder, Executive agrees that during (i) his employment with the Company and (ii) the period beginning on the date of termination of employment for any reason and ending 18 months after the date of termination of employment (the “Post-Employment Period”), Executive shall not, directly or indirectly, engage (as owner, investor, partner, stockholder, employer, employee, consultant, advisor, director or otherwise) in any Competing Business, provided that ownership by Executive of less than 1% of the outstanding common stock of a publicly-traded company that is a Competing Business will not be a breach of the provisions of this Section 6.2(a).  For purposes of this Agreement, “Competing Business” shall mean (i) any business engaged in the design or marketing of branded jeanswear and sportswear; (ii) any business in which the Company is currently engaged anywhere in the world, and (iii) any other business which the Company engages in anywhere in the world during Executive’s employment with the Company.

(b)           In further consideration of the payment by the Company to Executive of amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, pursuant to Sections 3 and 5 hereof) and other obligations undertaken by the Company hereunder, Executive agrees that during his employment and the Post-Employment Period, he shall not, directly or indirectly, (i) solicit, encourage or attempt to solicit or encourage any of the employees, agents, consultants or representatives of the Company or any of its affiliates to terminate his, her, or its relationship with the Company or such affiliate; (ii) solicit, encourage or attempt to solicit or encourage any of the employees of the Company or any of its affiliates to become employees or consultants of any other person or entity; (iii) solicit, encourage or attempt to solicit or encourage any of the consultants of the Company or any of its affiliates to become employees or consultants of any other person or entity, provided that the restriction in this clause (iii) shall not apply if (A) such solicitation, encouragement or attempt to solicit or encourage is in connection with a business which is not a Competing Business and (B) the consultant’s rendering of services for the other person or entity will not interfere with the consultant’s rendering of services to the Company; (iv) solicit or attempt to solicit any licensor, customer, vendor or distributor of the Company or any of its affiliates with respect to any product or service being furnished, made, sold or leased by the Company or such affiliate, provided that the restriction in this clause (iv) shall not apply if such solicitation or attempt to solicit is (A) in connection with a business which is not a Competing Business and (B) does not interfere with, or conflict with, the interests of the Company or any of its affiliates; or (v) persuade or seek to persuade any licensor or customer of the Company or any affiliate to cease to do business or to reduce the amount of business which any licensor or customer has customarily done or contemplates doing with the Company or such affiliate, whether or not the relationship between the Company or its affiliate and such licensor or customer was originally established in whole or in part through Executive’s efforts.  For purposes of this Section 6.2(b) only, the terms “licensor”, “customer,” “vendor” and “distributor” shall mean a licensor, customer, vendor or distributor who has done business with the Company or any of its affiliates within twelve months preceding the termination of Executive’s employment.

(c)           During Executive’s employment with the Company and during the Post-Employment Period, Executive agrees that upon the earlier of Executive’s (i) negotiating with any Competitor (as defined below) concerning the possible employment of Executive by the Competitor, (ii) receiving an offer of employment from a Competitor, or (iii) becoming employed by a Competitor, Executive will (A) immediately provide written notice to the Company of such circumstances and (B) provide copies of Section 6 of this Agreement to the Competitor.  Executive further agrees that the Company may provide notice to a Competitor of Executive’s obligations under this Agreement, including without limitation Executive’s obligations pursuant to Section 6 hereof.  For purposes of this Agreement, “Competitor” shall mean any entity (other than the Company or any of its affiliates) that engages, directly or indirectly, in any Competing Business.

(d)           Executive understands that the provisions of this Section 6.2 may limit his ability to earn a livelihood in a business similar to the business of the Company or its affiliates but nevertheless agrees and hereby acknowledges that the consideration provided under this Agreement, including any amounts or benefits provided under Sections 3 and 5 hereof and other obligations undertaken by the Company hereunder, is sufficient to justify the restrictions contained in such provisions.  In consideration thereof and in light of Executive’s education, skills and abilities, Executive agrees that he will not assert in any forum that such provisions prevent him from earning a living or otherwise are void or unenforceable or should be held void or unenforceable.

6.3           Proprietary Information.  Executive acknowledges that during the course of his employment with the Company he will necessarily have access to and make use of proprietary information and confidential records of the Company and its affiliates.  Executive covenants that he shall not during the Term or at any time thereafter, directly or indirectly, use for his own purpose or for the benefit of any person or entity other than the Company, nor otherwise disclose, any proprietary information to any individual or entity, unless such disclosure has been authorized in writing by the Company or is otherwise required by law.  Executive acknowledges and understands that the term “proprietary information” includes, but is not limited to:  (a) the software products, programs, applications, and processes utilized by the Company or any of its affiliates; (b) the name and/or address of any licensor, customer or vendor of the Company or any of its affiliates or any information concerning the transactions or relations of any licensor, customer or vendor of the Company or any of its affiliates with the Company or such affiliate or any of its or their partners, principals, directors, officers or agents; (c) any information concerning any product, technology, or procedure employed by the Company or any of its affiliates but not generally known to its or their customers, vendors or competitors, or under development by or being tested by the Company or any of its affiliates but not at the time offered generally to customers or vendors; (d) any information relating to the computer software, computer systems, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans of the Company or any of its affiliates; (e) any information which is generally regarded as confidential or proprietary in any line of business engaged in by the Company or any of its affiliates; (f) any business plans, budgets, advertising or marketing plans; (g) any information contained in any of the written or oral policies and procedures or manuals of the Company or any of its affiliates; (h) any information belonging to customers or vendors of the Company or any of its affiliates or any other person or entity which the Company or any of its affiliates has agreed to hold in confidence; (i) any Developments (as defined below) covered by this Agreement; and (j) all written, graphic and other material relating to any of the foregoing.   Executive acknowledges and understands that information that is not novel or copyrighted or patented may nonetheless be proprietary information.  The term “proprietary information” shall not include information generally available to and known by the public or information that is or becomes available to Executive on a non-confidential basis from a source other than the Company, any of its affiliates, or the directors, officers, employees, partners, principals or agents of the Company or any of its affiliates (other than as a result of a breach of any obligation of confidentiality).

6.4           Confidentiality and Surrender of Records.  Executive shall not during the Term or at any time thereafter (irrespective of the circumstances under which Executive’s employment by the Company terminates), except as required by law, directly or indirectly publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any individual or entity other than in the course of such individual’s or entity’s employment or retention by the Company.  Upon termination of employment for any reason or upon request by the Company, Executive shall deliver promptly to the Company all property and records of the Company or any of its affiliates, including, without limitation, all confidential records.  For purposes hereof, “confidential records” means all correspondence, reports, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind which may be in Executive’s possession or under his control or accessible to him which contain any proprietary information.  All property and records of the Company and any of its affiliates (including, without limitation, all confidential records) shall be and remain the sole property of the Company or such affiliate during the Term and thereafter.

6.5           Inventions and Patents.  All inventions, innovations or improvements (including policies, procedures, products, improvements, software, ideas and discoveries, whether patent, copyright, trademark, service mark, or otherwise) conceived or made by Executive, either alone or jointly with others, in the course of his employment by the Company, belong to the Company.  Executive will promptly disclose in writing such inventions, innovations or improvements to the Company and perform all actions reasonably requested by the Company to establish and confirm such ownership by the Company, including, but not limited to, cooperating with and assisting the Company in obtaining patents, copyrights, trademarks, or service marks for the Company in the United States and in foreign countries.

6.6           Enforcement.  Executive acknowledges and agrees that, by virtue of his position, his services and access to and use of confidential records and proprietary information, any violation by him of any of the undertakings contained in this Section 6 would cause the Company and/or its affiliates immediate, substantial and irreparable injury for which it or they have no adequate remedy at law.  Accordingly, Executive agrees and consents to the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Section 6.  Executive waives posting by the Company or its affiliates of any bond otherwise necessary to secure such injunction or other equitable relief.  Rights and remedies provided for in this Section 6 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.

7.           Key Man Insurance.  Executive recognizes and acknowledges that the Company or its affiliates may seek and purchase one or more policies providing key man life insurance with respect to Executive, the proceeds of which would be payable to the Company or such affiliate.  Executive hereby consents to the Company or its affiliates seeking, purchasing and maintaining such insurance and will provide such information, undergo such medical examinations (at the Company’s expense), execute such documents, and otherwise take any and all actions reasonably necessary or desirable in order for the Company or its affiliates to seek, purchase, and maintain in full force and effect such policy or policies.

8.           Assignment and Transfer.

(a)           Company.  This Agreement shall inure to the benefit of and be enforceable by, and may be assigned by the Company without Executive’s consent to, any purchaser of all or substantially all of the Company’s business or assets, or to any successor to the Company or any assignee thereof (whether direct or indirect, by purchase, merger, consolidation or otherwise).

(b)           Executive. The parties hereto agree that Executive is obligated under this Agreement to render personal services during the Term of a special, unique, unusual, extraordinary and intellectual character, thereby giving this Agreement special value.  Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s estate.

9.           Miscellaneous.

(a)           Other Obligations.  Executive represents and warrants that neither Executive’s employment with the Company nor Executive’s performance of Executive’s obligations hereunder will conflict with or violate or otherwise are inconsistent with any other obligations, legal or otherwise, which Executive may have.  Executive covenants that he shall perform his duties hereunder in a professional manner and not in conflict or violation, or otherwise inconsistent with other obligations legal or otherwise, which Executive may have.

(b)           Nondisclosure; Other Employers.  Executive will not disclose to the Company, use, or induce the Company to use, any proprietary information, trade secrets or confidential business information of others.  Executive represents and warrants that Executive does not possess any property, proprietary information, trade secrets and confidential business information belonging to any prior employers.

(c)           Cooperation.  Following termination of employment with the Company for any reason, Executive shall cooperate with the Company, as requested by the Company, to effect a transition of Executive’s responsibilities and to ensure that the Company is aware of all matters being handled by Executive.  The Company shall reimburse Executive’s reasonable out-of-pocket expenses incurred in connection with the obligations in this Section 9(c).

(d)           Protection of Reputation.  During the Term and thereafter, Executive agrees that he will take no action which is intended, or would reasonably be expected, to harm the Company or any of its affiliates or its or their reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity to the Company or its affiliates.  Nothing herein shall prevent Executive from making any truthful statement in connection with any legal proceeding or investigation by the Company or any governmental authority.

(e)           Governing Law.  This Agreement shall be governed by and construed (both as to validity and performance) and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law or where the parties are located at the time a dispute arises.

(f)           Arbitration.

(i)
General.  Executive and the Company specifically, knowingly, and voluntarily agree that they shall use final and binding arbitration to resolve any dispute (an “Arbitrable Dispute”) between Executive, on the one hand, and the Company (or any affiliate of the Company), on the other hand.  This arbitration agreement applies to all matters relating to this Agreement and Executive’s employment with and/or termination of employment from the Company, including without limitation disputes about the validity, interpretation, or effect of this Agreement, or alleged violations of it, any payments due hereunder and all claims arising out of any alleged discrimination, harassment or retaliation, including, but not limited to, those covered by Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans With Disabilities Act, the New York State Human Rights Law, the New York City Human Rights Law, the New York Labor Law, or any other federal, state or local law relating to discrimination in employment.

(ii)
Injunctive Relief.  Notwithstanding anything to the contrary contained herein, the Company and any affiliate of the Company (if applicable) shall have the right to seek injunctive or other equitable relief from a court of competent jurisdiction to enforce Section 6 of this Agreement.  For purposes of seeking enforcement of Section 6, the Company and Executive hereby consent to the jurisdiction of any state or federal court sitting in the City, County and State of New York.

(iii)
The Arbitration.  Any arbitration pursuant to this Section 9(f) will take place in New York, New York, under the auspices of the American Arbitration Association, in accordance with the Employment Arbitration Rules of the American Arbitration Association then in effect, and before one arbitrator selected in accordance with such rules.  Judgment upon the award rendered by the arbitrators may be entered in any state or federal court sitting in the City, County and State of New York, or any other court of competent jurisdiction.

(iv)
Fees and Expenses.  In any arbitration pursuant to this Section 9(f), except as otherwise required by law, each party shall be responsible for the fees and expenses of its own attorneys and witnesses, and the fees and expenses of the arbitrators shall be divided equally between the Company, on the one hand, and Executive, on the other hand.  Notwithstanding the foregoing, the prevailing party on a claim to enforce the terms of this Agreement shall be entitled to the reimbursement of his, her or its reasonable fees and expenses in connection with such claim, including reasonable attorneys’ fees, from the other party.

(v)
Exclusive Forum.  Except as permitted by Section 9(f)(ii) hereof, arbitration in the manner described in this Section 9(f) shall be the exclusive forum for any Arbitrable Dispute.  Except as permitted by Section 9(f)(ii), should Executive or the Company attempt to resolve an Arbitrable Dispute by any method other than arbitration pursuant to this Section 9(f), the responding party shall be entitled to recover from the initiating party all damages, expenses, and attorneys’ fees incurred as a result of that breach.

(g)           Entire Agreement.  This Agreement (including the plans referenced in Section 3(e)) contains the entire agreement and understanding between the parties hereto in respect of Executive’s employment and supersedes, cancels and annuls any prior or contemporaneous written or oral agreements, understandings, commitments and practices between them respecting Executive’s employment, including all prior employment agreements between the Company and Executive, which agreement(s) hereby are terminated and shall be of no further force or effect.

(h)           Amendment.  This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Executive and, on behalf of the Company, by its duly authorized officer.

(i)           Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction or arbitration panel to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law.  If any provision of this Agreement, or any part thereof, is held to be invalid or unenforceable because of the scope or duration of or the area covered by such provision, the parties hereto agree that the court or arbitration panel making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such invalid or unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced.  The parties hereto recognize that if, in any judicial or arbitral proceeding, a court or arbitration panel shall refuse to enforce any of the separate covenants contained in this Agreement, then that invalid or unenforceable covenant contained in this Agreement shall be deemed eliminated from these provisions to the extent necessary to permit the remaining separate covenants to be enforced.  In the event that any court or arbitration panel determines that the time period or the area, or both, are unreasonable and that any of the covenants is to that extent invalid or unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable.

(j)           Construction.  The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement.  The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive.  As used herein, the words “day” or “days” shall mean a calendar day or days.

(k)           Nonwaiver.  Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance.  All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by its duly authorized officer.

(l)           Notices.  Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by registered or certified mail, postage prepaid, with return receipt requested, addressed:  (i) in the case of the Company, to Passport Brands, Inc., 252 West 37th Street, 6th Floor, New York, New York 10018, attn.: Chairman of the Board of Directors, with a copy to Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036, attn.:  Terrence L. Shen, Esq.; and (ii) in the case of Executive, to Executive’s last known address as reflected in the Company’s records, or to such other address as Executive shall designate by written notice to the Company.  Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given if personally delivered or at the time of mailing if sent by registered or certified mail.

(m)           Assistance in Proceedings, Etc.  Executive shall, without additional compensation, during and after the Term, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any legal or quasi-legal proceeding, including any external or internal investigation, involving the Company or any of its affiliates.  The Company shall reimburse Executive’s out-of-pocket expenses incurred in connection with the obligations in this Section 9(n).

(n)           Survival.  Cessation or termination of Executive’s employment with the Company shall not result in termination of this Agreement.  The respective obligations of Executive and the Company as provided in Sections 5, 6, 8 and 9 of this Agreement shall survive cessation or termination of Executive’s employment hereunder.

(o)           2007 Agreement.  The 2007 Agreement shall terminate in its entirety and be of no further force and effect upon the execution of this Agreement by the parties hereto.

(p)           No Representations Regarding Tax Implications. The Company makes no representations regarding the tax implications of the compensation and benefits to be paid to Executive under this Agreement, including, without limitation, under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  Notwithstanding anything herein to the contrary, in the event that Executive is deemed to be a “specified employee” as defined in Section 409A(2)(B)(i) of the Code and Treasury Regulation Section 1.409A(i) as of the date of the termination of his employment with the Company, any payment from the Company triggered by such termination of employment (other than as a result of your death) that is subject to Section 409A shall not be paid before the date that is six months after the date of such termination.  Any such amounts not paid within the first six months following the termination of your employment shall be accumulated and paid on the first day of the seventh month following such termination.  All payments made to Executive hereunder are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(q)           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed on its behalf by an individual thereunto duly authorized and Executive has duly executed this Agreement, all as of the date and year first written above.

PASSPORT BRANDS, INC.			EXECUTIVE:

By:	/s/ Ernest Jacquet		/s/ Robert S. Stec
	Name:	Ernest Jacquet	Robert S. Stec
	Title:	Chairman of the Board